Exhibit 10.2

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this 28th day of October, 2009, by and between Glenn Rice (“Employee”) with an address at ____________________________________ and Pharmacyclics, Inc., its parents, subsidiaries and affiliates (the “Company”) with an address a 996 E. Arques Avenue, Sunnyvale, California 94085.

1.           On October 28, 2009 (“Notification Date”), the Company provided Employee with thirty (30) days written notice, pursuant to Section 9(B) of Employee’s employment agreement with the Company dated February 2, 2009 (the “Employment Agreement”), that Employee’s employment with the Company shall end by mutual agreement effective February 11, 2010.  As of February 11, 2010, Employee’s duties, responsibilities, office and title will cease.  Between the Notification Date and February 11, 2010, Employee agrees to assist the Company with the transition, pursuant to the Company’s directives.  The parties agree that the terms and provisions of this Agreement are independent of Employee’s service as a director of the Company. If the Employee is not elected as a director at the Company’s 2010 annual meeting of stockholders the terms and provisions of this Agreement shall not be effected.

2.           The Company shall continue to pay Employee his annual base salary until December 1, 2009 in accordance with the Company’s standard payroll procedures.  Between December 1, 2009 and February 11, 2010, the Company shall pay Employee a pro-rated portion of his annual base salary based on hours of all work performed during that time period.  Such payments shall be made in accordance with the Company’s standard payroll procedures.

3.

(a)             Stock Option Acceleration.

(i)           The grant of incentive stock options to purchase 439,560 shares of the Company’s common stock (the “Common Shares”) issued by the Company to Employee with a grant date of February 10, 2009 and an exercise price of $0.91 as described in the Notice of Grant of Stock Option (the “Notice of Incentive Option Grant”) shall be exercisable as follows:  provided Employee signs and does not revoke this Agreement, the grant of options to purchase 109,890 Common Shares set forth in clause (i) of the paragraph entitled “Vesting Schedule” in the Notice of Incentive Option Grant shall be accelerated and exercisable on the Release Effective Date, defined below, subject to the terms of the Notice of Incentive Option Grant and Stock Option Agreement attached thereto, as modified by this Agreement.

(ii)            The grant of non-qualified stock options to purchase 560,440 Common Shares issued by the Company to Employee with a grant date of February 10, 2009 and an exercise price of $0.91 as described in the Notice of Grant of Stock Option (the “Notice of Non-Qualified Option Grant”) shall be exercisable as follows: (x) provided Employee signs and does not revoke this Agreement, the grant of options to purchase 66,110 Common Shares set forth in clause (i) of the paragraph entitled “Vesting Schedule” in the Notice of Non-Qualified Option Grant shall be accelerated and exercisable on the Release Effective Date, defined below, subject to the terms of the Notice of Non-Qualified Option Grant and Stock Option Agreement attached thereto, as modified by this Agreement; and (y) provided Employee signs and does not revoke this Agreement, the grant of options to purchase 338,000 Common Shares set forth in clause (ii) of the paragraph entitled “Vesting Schedule” shall be (1) accelerated with respect to options to purchase 24,000 Common Shares, which options to purchase 24,000 Common Shares shall be exercisable on the Release Effective Date, defined below, subject to the terms of the Notice of Non-Qualified Option Grant and Stock Option Agreement attached thereto, as modified by this Agreement, and (2) terminated with respect to options to purchase the remaining 314,000 Common Shares, which options to purchase 314,000 Common Shares shall be of no further force and effect.

(iii)           The options which are accelerated pursuant to Section 3(a)(i) above shall be exercisable through February 15, 2010, after which time they shall terminate and be of no further force and effect.  The options which are accelerated pursuant to Section 3(a)(ii) above shall be exercisable for a period of three months following the Release Effective Date, or for as long as the Employee remains on the Board of Directors, whichever is longer, pursuant to the terms of Section 5(i) of the Stock Option Agreement attached as Exhibit A to the Notice of Non-Qualified Option Grant, after which time they shall terminate and be of no further force and effect.

(b)           Option Termination.  All remaining grants of options to purchase Common Shares (i) described in the Employment Agreement, (ii) as set forth in the Notice of Incentive Option Grant, other than the options to purchase 109,890 Common Shares, which are accelerated pursuant to Section 3(a) above, and (iii) as set forth in the Notice of Non-Qualified Option Grant, other than the options to purchase 66,110 and 24,000 Common Shares, respectively, which are accelerated pursuant to Section 3(a) above, are in each case hereby terminated and shall be of no further force and effect.

(c)           Other Options.  Options to purchase an aggregate of 70,836 Common Shares in the amounts, at the exercise prices and on the grant dates listed below, shall remain in effect pursuant to their respective terms. The Options described below, to the extent vested by their terms, shall be exercisable until the later of February 15, 2010 or the last day Employee serves as a director of the Company.

Grant Date	Option To Purchase Common Shares	Exercise Price
10/1/2008	5,281	$ 2.13
9/10/2008	10,000	$ 2.30
1/2/2009	55,555	$ 0.81

4.           Employee agrees and acknowledges that the payment and benefits provided in Paragraphs 2 and 3 above exceed any payments and benefits to which he would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing an Agreement and Release.

5.           Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement.  Employee may accept this Agreement at any time within the twenty-one (21) day period by executing it before a notary and returning it to Ramses Erdtmann, Vice President, Finance and Administration, Pharmacyclics, Inc., 996 E. Arques Avenue, Sunnyvale, California 94085, no later than 5:00 p.m. on the twenty-first (21st) day after Employee’s receipt of this Agreement.  Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Ramses Erdtmann at the address listed above, and delivering it to Ramses Erdtmann no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement.  The effective date of this Agreement shall be the eighth (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period.  In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment and benefits referred to in Paragraphs 2 and 3 above, shall automatically be deemed null and void.

6.         (a)  In consideration of the payment and benefits referred to in Paragraphs 2 and 3 above, Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)           Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv)  the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the California Fair Employment Practices and Housing Act; (vi) Section 806 of the Sarbanes Oxley Act of 2002; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Employee’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)           As a further consideration and inducement for this Agreement, to the extent permitted by law, Employee hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Employee had or may have with respect to the Releasees.  California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Employee’s execution of this Agreement.  This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Employee may have under the California Labor Code.  Nothing in this Agreement shall limit Employee’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d)           Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraphs 6(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

7.         (a)  Employee agrees that he has not and will not engage in any conduct that is injurious to the Company’s or the Releasees’ reputation or interest, including but not limited to (i) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of his duties at the Company; and (ii) publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(b)           Employee acknowledges that on or before February 11. 2010 he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.  Company agrees to keep email address active until such time.

(c)           Employee acknowledges that the terms of the Proprietary Information and Inventions Agreement executed by Employee on February 26, 2009 are incorporated herein by reference, and Employee agrees and acknowledges that he is bound by its terms.

8.         (a)  Employee will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge.

(c)           Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Employee’s employment with the Company, he will give prompt notice of such request to Ramses Erdtmann, Vice President, Finance and Administration, or his successor, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

9.           The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity without the prior written consent of Ramses Erdtmann, Vice President, Finance and Administration, or his successor, except if required by law, and to Employee’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Employee further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

10.           The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

11.           The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

12.           Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

13.           This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

14.           If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 6 above is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable.  Finally, any breach of the terms of Paragraphs 7, 8 and/or 9 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

15.           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof.  Actions to enforce the terms of this Agreement, or that relate to Employee’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the County of San Mateo, State of California.

16.           This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

17.           This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

[Signature page to Agreement and Release]

Dated:	/s/ Glenn Rice
Glenn Rice

PHARMACYCLICS, INC.

By:	/s/ Ramses Erdtmann	Date:
Ramses Erdtmann
Vice President, Finance and Administration